UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2016

Tableau Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35925	47-0945740
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

837 North 34th Street, Suite 200 Seattle, Washington		98103
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (206) 633-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 19, 2016, the Board of Directors (the “Board”) of Tableau Software, Inc. (the “Company”) appointed Adam Selipsky to serve as the Company’s President and Chief Executive Officer, commencing on or before September 16, 2016 (the “Start Date”). Also on August 19, 2016, Christian Chabot, the Chief Executive Officer, Co-founder and Chairman of the Board of the Company, resigned from his position as Chief Executive Officer, effective as of the Start Date. Mr. Chabot will continue in his role as a Co-founder and will remain an employee and executive officer of the Company, as well as continue to serve as Chairman of the Board.

Mr. Selipsky, age 49, has served as Vice President of Marketing, Sales and Support for Amazon Web Services (“AWS”), a provider of cloud computing services and subsidiary of Amazon.com, Inc., since 2005. At AWS he was responsible for product management, service launches, demand generation, sales, business development, partner management, professional services, training, and customer support and communications. Prior to joining Amazon, he was a vice president at RealNetworks, leading the video subscription and media player division. Before that, he was a Principal at Mercer Management Consulting, a strategy consulting firm. He holds an A.B. in Government and an MBA from Harvard University. Mr. Selipsky was chosen to serve on the Board due to his executive experience in the technology industry and because he will be the Company’s Chief Executive Officer.

Pursuant to an offer letter agreement between Mr. Selipsky and the Company, Mr. Selipsky will be paid an annual base salary of $500,000 and will be eligible for an annual incentive bonus in an amount up to 100% of his base salary, which will be pro-rated for calendar year 2016. Mr. Selipsky will also receive a lump sum cash signing bonus of $1,000,000, payable within 30 days after his Start Date, provided he commences employment on or prior to September 16, 2016, and provided further that if Mr. Selipsky is terminated for cause or resigns without good reason, in each case as defined in Mr. Selipsky’s offer letter, within the first 24 months of his employment with the Company, then he will be required to repay a portion of such signing bonus as provided in the offer letter.

The Company intends to grant to Mr. Selipsky, subject to the final approval of the Compensation Committee of the Board and the commencement of his employment, (i) restricted stock units covering a number of shares of the Company’s Class A common stock equal to (x) $14.0 million divided by (y) the trailing average closing sales price of the Company’s Class A common stock from August 15, 2016 through September 15, 2016, rounded up to the nearest whole share, and (ii) options to purchase 75,000 shares of the Company’s Class A common stock, each of which will vest over a four-year period.

In addition, the offer letter also provides for certain payments and benefits in the event of a termination of his employment under specific circumstances. If Mr. Selipsky’s employment is terminated by the Company other than for cause or he resigns for good reason within the four-year period following the Start Date, then he would be entitled to (1) continuation of his base salary at the rate in effect immediately prior to the termination date for 18 months following the termination date, (2) a lump sum payment equal to this target bonus for the year of his termination, (3) payment of his COBRA premiums for up to 18 months following the termination date, and (4) 12 months’ worth of accelerated vesting under his then-outstanding equity awards.

Mr. Selipsky’s receipt of the termination payments and benefits is contingent upon execution of a general release of any and all claims arising out of or related to his employment with the Company, and resignation of all positions he holds with the Company.

In connection with his engagement, the Board has also appointed Mr. Selipsky to the Board as a Class III Director, contingent upon and effective as of the Start Date. There is no arrangement or understanding between Mr. Selipsky and any other person pursuant to which Mr. Selipsky was appointed as an officer and director of the Company. There are no family relationships between Mr. Selipsky and any director or executive officer of the Company, and no transactions involving Mr. Selipsky that would require disclosure under Item 404(a) of Regulation S-K, other than as described herein.

On August 19, 2016, the Board also appointed Andrew Beers, the Company’s Vice President of Product Development, to the role of Chief Product Officer of the Company. On that same date, Christopher Stolte, the Company’s Chief Development Officer, Co-founder and Director, resigned from his position as Chief Development Officer. In connection with his resignation, Mr. Stolte will transition to the role of Co-founder and Technical Advisor and will remain an employee and executive officer of the Company, as well as continue to serve as a director on the Board.

Each of Mr. Selipsky and Mr. Beers will enter into an indemnification agreement for his service as an officer and, in the case of Mr. Selipsky, a director of the Company, consistent with the form of indemnity agreement entered into by other executive officers and directors of the Company, as previously disclosed by the Company. In addition, Mr. Selipsky and Mr. Beers will enter into the Company’s standard form of executive Change in Control and Severance Agreement with the Company.

A copy of the press release announcing the transitions and appointments described above is filed as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release entitled “Tableau Appoints Adam Selipsky As New CEO” dated August 22, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tableau Software, Inc.

Dated: August 22, 2016
	By:	/s/ Keenan M. Conder
Keenan M. Conder
Executive Vice President, General Counsel and Corporate Secretary

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press release entitled “Tableau Appoints Adam Selipsky As New CEO” dated August 22, 2016.